Exhibit 99.1

Quotient Limited Announces Estimated Third Quarter Fiscal 2016 Financial Results

JERSEY, Channel Islands, February 3, 2016 (GLOBENEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today announced estimated financial results for its fiscal third quarter ended on December 31, 2015. Quotient’s estimated financial results for the three months ended December 31, 2015 presented below are preliminary and are subject to the completion of its quarter-end closing procedures and financial review:

•	For the three months ended December 31, 2015, Quotient’s product sales increased approximately 8-10%, compared with product sales for the three months ended December 31, 2014 of $4.0 million. The increase in product sales for the three months ended December 31, 2015 compared with the corresponding period in 2014 is mainly attributable to growth in direct sales of conventional reagent products to customers in the United States.

•	Quotient continued to incur an operating loss for the three months ended December 31, 2015. This operating loss is expected to represent an increase compared with Quotient’s operating loss for the three months ended December 31, 2014 of $7.3 million.

•	Quotient had approximately $24.1 million in cash and cash equivalents at December 31, 2015.

Quotient’s actual results may differ from these estimates as a result of the completion of its quarter-end closing procedures, review adjustments and other developments that may arise between now and the time its financial results for this period are finalized. In addition, these preliminary results of operations ended December 31, 2015 are not necessarily indicative of the results to be achieved for the remainder of the fiscal year ending March 31, 2016 or in any future period. Quotient expects to release final third quarter fiscal 2016 financial results before the market open on February 8, 2016.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and donor disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, and current estimates of fiscal 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as other risks set forth in Quotient’s most recent Annual Report on Form 10-K, as well as other documents that Quotient files with the Securities and Exchange Commission. In addition, as noted above, the preliminary estimated results provided in this press release are based on Quotient’s current estimates for the third quarter of fiscal 2016 and remain subject to change based on its ongoing review of results and the subsequent occurrence or identification of events prior to closing of the review and any further adjustments made in connection with Quotient’s closing and review procedures. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQTM are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572